Exhibit 10.35

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 28, 2014 by and among:

(a) Ali UC Investment Holding Limited, an exempted company organized under the laws of the Cayman Islands (the “Purchaser”);

(b) He, Xiaopeng, a PRC citizen whose PRC ID number is 440203197711032118, Liang, Jie, a PRC citizen whose PRC ID number is 440106197502111817, Yu, Yongfu, a PRC citizen whose PRC ID number is 120102197608181274, Zhu, Shunyan, a PRC citizen whose PRC ID number is 42242119710303201X, Jiang, Weiran, a PRC citizen whose PRC ID number is 440105197610170033, Zheng Congwei, a PRC citizen whose PRC ID number is 430481197903270012, Lin, Yongsong, a PRC citizen whose PRC ID number is 330382197604151811, and Yang, Lihua, a PRC citizen whose PRC ID number is 330323198001091914 (the individuals set forth in this clause (b), together “Management”); and

(c) the Persons listed under the heading “Selling Shareholders” on Schedule A hereto (the “Selling Shareholders”).

RECITALS:

A.	The Selling Shareholders collectively hold 48,224,408 Ordinary Shares; and

B.	The Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholders, their respective Sale Shares, pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, proceeding, claim, litigation, arbitration, order or investigation (whether civil, criminal, regulatory or otherwise) before any Governmental Authority.

“Affiliate” has the meaning defined in Rule 405 promulgated under the Securities Act, provided that none of the members of Management and the Selling Shareholders shall be deemed to be an Affiliate of the Purchaser.

“AGHL Restricted Shares” means Alibaba Group Holding Limited’s restricted ordinary shares, with a nominal or par value of US$0.000025 per share.

“AGHL Restricted Shares Agreement” means the Restricted Shares Agreement in the form attached as Exhibit C hereto.

“Anti-Corruption Laws” has the meaning set forth in Section 3.9(b).

“Approval” means any approval, authorization, release, order, permit, license, franchise or consent or similar authority required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Associate” has the meaning defined in Rule 405 promulgated under the Securities Act.

“Balance Sheet Date” means December 31, 2013.

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any weekday that the banks in the Cayman Islands, Hong Kong, the PRC and the State of New York are generally open for business.

“Cash Consideration” has the meaning set forth in the Section 2.1.

“Circular 698” means the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Equity Transfer Income (国家税务总局关于加强非居民企业股权转让所得企业所得税管理的通知).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing occurs.

“Company” means UCWeb Inc., an exempted company organized under the laws of the Cayman Islands.

“Confidential Information” has the meaning set forth in Section 11.10(a).

“Consideration” has the meaning set forth in the Section 2.1.

“Constitutional Documents” means with respect to a Person, the constitutional documents of such Person, which may include, as applicable, memorandum and articles of association, bylaws and joint venture contracts.

“Contract” means a contract, agreement, arrangement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, or license, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the agreements set forth in Schedule E hereto.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Dispute” has the meaning set forth in Section 11.12(a).

“Domestic Enterprise” means 广州市动景计算机科技有限公司 (Guangzhou UCWEB Computer Technology Co., Ltd.), a limited liability company organized under the laws of the PRC.

“Employee Benefit Plan” means each share purchase, equity, severance, employment or individual consulting, change of control, bonus, incentive or deferred compensation, employee loan, employee pension plan, medical insurance, life insurance, retirement plan, program, agreement or arrangement and each other employee benefit plan, program, policy, Contract under which any current or former employee, director or individual consultant of any Group Company has any right to benefits and which is maintained or sponsored by, or contributed to by any Group Company or under which any Group Company has any liability.

“Employment Agreement” means an existing employment agreement by and between an employee of a Group Company and a Group Company, containing confidentiality, intellectual property rights assignment, non-compete and non-solicitation obligations.

“Environmental Law” has the meaning set forth in Section 3.24.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other equity securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Existing Articles” means the fifth amended and restated memorandum and articles of association of the Company, adopted December 12, 2013.

“Existing Shareholders Agreement” means the fifth amended and restated shareholders agreement, dated December 12, 2013, by and among the Company, the members of Management, certain Selling Shareholders and certain other parties therein.

“Financial Statements” has the meaning set forth in Section 3.12(a).

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company, the HK Subsidiary, the PRC Subsidiary, the Domestic Enterprise, UC Mobile International, UC Mobile New World and any other direct or indirect Subsidiaries of any of the foregoing (with each of such Group Companies being referred to as a “Group Company”).

“HK Subsidiary” means UC Mobile Asia Limited (优视科技(亚洲)有限公司), a company organized under the laws of Hong Kong Special Administrative Region of the PRC.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Huasheng” has the meaning set forth in Section 3.6(j).

“Huasheng Agreement” has the meaning set forth in Section 3.6(j).

“Indemnifiable Loss” means, with respect to any Indemnified Person, any Loss and including (i) interest or other carrying costs, penalties, fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnified Person and (ii) any Taxes in respect of the payments made to the Indemnified Person as a result of the indemnification of any Indemnifiable Loss hereunder.

“Indemnified Person” means the Purchaser and its Affiliates (including any Group Company) and its and their respective current and former directors, officers, employees, shareholders, controlling persons, and their permitted successors and assigns.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Instrument of Transfer” means the instrument of transfer in the form attached as Exhibit A hereto.

“Interested Party” has the meaning set forth in Section 3.15.

“IP Licenses” has the meaning set forth in Section 3.6(b).

“Key Officers” means those persons set forth in Schedule D.

“Key Management” means He, Xiaopeng, a PRC citizen whose PRC ID number is 440203197711032118, Liang, Jie, a PRC citizen whose PRC ID number is 440106197502111817, Yu, Yongfu, a PRC citizen whose PRC ID number is 120102197608181274 and Zhu, Shunyan, a PRC citizen whose PRC ID number is 42242119710303201X.

“Knowledge of the Company” means the actual knowledge of any of the Key Officers.

“Law” means any constitutional provision, statute, treaty, ordinance, code, or other law, rule, regulation, rule of common law, official policy or interpretation of any Governmental Authority and including any Governmental Order.

“Lien” means any mortgage, pledge, claim, security interest or equity right of any kind, encumbrance, title defect, lien, charge, restriction, covenant, option, right of first refusal, right of preemption, hypothecation, third-party right or interest, preferential arrangement (including, a title of transfer or retention arrangement) or other limitation having similar effect, whether imposed by Law, Contract or otherwise.

“Loss” means any damage, liability, loss, expense, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable.

“Management” has the meaning set forth in the Preamble.

“Material Adverse Effect” means a fact, event, change, circumstance, or effect that has, or would reasonably be expected to have, a material adverse effect on (i) the operations, results of operations, condition (financial or otherwise), assets (including intangible assets) or liabilities of Group Companies, taken as a whole, either individually or when taken together with other effects, excluding, in each case, any fact, event, change, circumstance, or effect to the extent resulting or arising from (1) the execution of this Agreement and the other Transaction Documents, the transactions contemplated hereunder and thereunder or the announcement thereof, (2) any actions taken that are expressly required by this Agreement or the other Transaction Documents, (3) changes after the date of this Agreement in applicable Laws or GAAP, (4) general changes after the date of this Agreement in global economic, financial, regulatory or geopolitical conditions, or (5) changes after the date of this Agreement in the industry of the Principal Business, except, (A) in the case of clauses (3), (4) and (5), to the extent such changes or conditions disproportionately and adversely affect such Group Company as compared to other Persons engaged in the same industry, and (B) that clauses (1) and (2) shall not be taken into account with respect to Section 3.4 (No Conflicts); or (ii) the ability of any Group Company to perform its obligations under this Agreement or any other Transaction Document to which it is a party or on the enforceability of this Agreement or any other Transaction Document against any Group Company, either individually or when taken together with other effects

“Material Contract” has the meaning set forth in Section 3.7(a).

“Non-Compete Agreements” means, collectively, the Non-Compete and Award Agreement entered into by and between Alibaba Group Holding Limited and certain Selling Shareholders, respectively, dated as of the date hereof, and each a “Non-Compete Agreement”.

“Onshore Capital Increase Transaction” has the meaning set forth in Section 6.6(a).

“Ordinary Shares” means the Company’s ordinary shares, with nominal or par value US$0.00005 per share.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, organization, joint stock company, joint venture, enterprise, entity or other legal person.

“PP Assistant” means the PP Assistant application operated by Teiron Network Technology Co., Ltd. (广州铁人网络科技有限公司).

“PP Assistant User Data” has the meaning set forth in Section 3.25.

“PRC” means the People’s Republic of China, but, for the purposes of this Agreement, shall not include Hong Kong, the Macau Special Administrative Region or Taiwan.

“PRC Group Company” has the meaning set forth in Section 3.20(a).

“PRC Subsidiary” means 优视科技有限公司 (UC Mobile Co., Ltd.), a wholly foreign-owned enterprise organized under the laws of the PRC.

“Preferred Shares” means the Series E Preferred Shares and the Series E-2 Preferred Shares.

“Principal Business” means the development and the provision of online advertising services and mobile value-added services to mobile users.

“Promissory Note” means the promissory note dated April 10, 2014, with a principal amount equal to US$8,000,008.12 issued by Cloud Vision Investments Limited to the Company.

“Proprietary Assets” means all worldwide intellectual property rights, including patents, patent applications, trademarks, service marks, trade names, domain names and other source indicators, copyrights, registrations and applications for any of the foregoing and all other rights corresponding thereto, inventions, databases and all rights therein, Software, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know how and processes of a company, and all documentation related to any of the foregoing.

“Purchase Right” has the meaning set forth in Section 6.6(d).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Nominees” has the meaning set forth in Section 6.6(a).

“Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Relevant Party” has the meaning set forth in Section 11.10(a).

“Representatives” has the meaning set forth in Section 11.10(a).

“SAFE” has the meaning set forth in Section 3.23.

“SAFE Rules and Regulations” has the meaning set forth in Section 3.23.

“Sale Shares” means, with respect to a Selling Shareholder, all of the Ordinary Shares held by such Selling Shareholder, including Ordinary Shares converted or to be converted or convertible from all of the Preferred Shares held by such Selling Shareholder.

“Securities Act” means the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended and interpreted from time to time.

“Selling Shareholder” has the meaning set forth in the Preamble.

“Series E Preferred Shares” means the Company’s series E preferred shares, par value US$0.00005 per share, as set forth in the Existing Articles.

“Series E-2 Preferred Shares” means the Company’s series E-2 preferred shares, par value US$0.00005 per share, as set forth in the Existing Articles.

“Share Consideration” has the meaning set forth in the Section 2.1.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Subsidiary” means, with respect to any specified Person, any Person which the specified Person, directly or indirectly, Controls, including through (i) the ownership of more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital or (ii) contractual arrangements, including, with respect to the Group Companies, the Control Documents.

“Tax Return” means any return, declaration, report or statement showing Taxes, used to pay Taxes, or filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Taxes” means (a) any taxes, charges, fees, levies, or other assessments imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above.

“Transaction Documents” means this Agreement, the Instrument of Transfer, the AGHL Restricted Shares Agreement and any other agreement or other documents or instruments required to be executed or delivered in connection with transactions contemplated by this Agreement or agreed by the Management and the Purchaser to be a Transaction Document.

“UC Mobile International” means UC Mobile International Limited, an exempted company organized under the laws of the Cayman Islands.

“UC Mobile New World” means UC Mobile New World Limited, a company organized under the laws of the British Virgin Islands.

“UCWEB Software Upgrade” has the meaning set forth in Section 3.6(j).

“VIE” means as of any date any variable interest entity over which the Company or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with the Company in accordance with generally accepted accounting principles applicable to the Company as of such date.

“VIE Shareholder” has the meaning set forth in Section 6.6(a).

2.	AGREEMENT TO PURCHASE AND SELL SHARES

2.1. Purchase and Sale of Shares. Subject to the terms and conditions hereof, each Selling Shareholder hereby agrees, severally and not jointly, at the Closing, to sell to the Purchaser, and the Purchaser hereby agrees to purchase, such Selling Shareholder’s Sale Shares for (i) a cash amount set forth opposite such Selling Shareholder’s name on Schedule A hereto (the “Cash Consideration”) and (ii) a number of AGHL Restricted Shares set forth opposite such Selling Shareholder’s name on Schedule A hereto (the “Share Consideration”, and together with the Cash Consideration, the “Consideration”).

2.2. Closing. The consummation of the transactions contemplated in this Section 2 (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett, ICBC Tower, 35th Floor, 3 Garden Road, Hong Kong, within five (5) Business Days following the satisfaction or waiver of all of the conditions set forth in Section 8 (except for those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time and place as may be agreed by the Purchaser and the Selling Shareholders holding a majority of the Sale Shares.

At the Closing:

(a) Purchaser Deliverables. The Purchaser shall (i) pay, or cause to be paid, to each Selling Shareholder the Cash Consideration payable to such Selling Shareholder, as set forth on Schedule A hereto, to an account notified in writing by such Selling Shareholder no less than five (5) Business Days prior to the Closing Date, by wire transfer in immediately available funds, and (ii) deliver to each Selling Shareholder the AGHL Restricted Shares Agreement with respect to the Share Consideration payable to such Selling Shareholder, as set forth on Schedule A hereto, duly executed by Alibaba Group Holding Limited. Notwithstanding the foregoing, the Purchaser shall be permitted to directly pay to the Company an amount in cash equal to the aggregate principal and accrued interest under the Promissory Note as of the Closing Date, and such payment shall offset and reduce the amount of Cash Consideration payable to Cloud Vision Investments Limited hereunder. The direct payment to the Company of such amount by the Purchaser shall be deemed to have been a payment of Cash Consideration in such amount to Cloud Vision Investments Limited hereunder and a repayment in full of the Promissory Note by Cloud Vision Investments Limited.

(b) Selling Shareholder Deliverables. Each Selling Shareholder shall deliver to the Purchaser (i) an Instrument of Transfer with respect to its Sale Shares, duly executed by such Selling Shareholder, (ii) the original share certificates representing its Sale Shares and (iii) the AGHL Restricted Shares Agreement, duly executed by such Selling Shareholder.

(c) Director Resignations. Each member of Management shall deliver to the Purchaser a duly executed written resignation from the boards of directors of each Group Company designated by the Purchaser no less than five (5) Business Days prior to the Closing Date, which shall include a customary waiver of any claims against such Group Companies by such individual.

(d) Company Deliverables. The Management shall deliver to the Purchaser a copy of the Company’s register of members, certified by a director or the registered office provider of the Company and updated to reflect the purchase of the Sale Shares hereunder, and a true copy of all resolutions duly and validly adopted by the Board evidencing its authorization of the execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby.

2.3. Taxes; Compliance with PRC Law.

(a) Each Selling Shareholder and the Purchaser hereby acknowledges, covenants and agrees that (i) the Purchaser shall have no obligation to pay or withhold from the Consideration any Tax of any nature that is required by applicable Law to be paid by any Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement; and (ii) each Selling Shareholder agrees to pay any Tax of any nature that is required by applicable Law to be paid by it arising out of the transactions contemplated by this Agreement.

(b) Each Selling Shareholder agrees to make all filings and registrations with Governmental Authorities required by applicable law or regulation to be made by it in connection with the transactions contemplated by this Agreement. Each Selling Shareholder agrees to (i) prepare, or cause to be prepared, a set of all documents required to be initially submitted by such Selling Shareholder to the relevant tax authority under Circular 698 in connection the transactions contemplated by this Agreement (the “698 Application”), and (ii) to submit the 698 Application, together with a representative of each of the Company and the Purchaser as observers, to the relevant tax authority prior to the Closing Date. Each Selling Shareholder agrees to make best efforts to promptly submit any documents supplementally requested by the relevant tax authority in connection with the 698 Application.

(c) Each Selling Shareholder undertakes to the Purchaser that it shall provide, within ten (10) Business Days following completion of the tax reporting under Circular 698, to the Purchaser a copy of (i) all documents that it submitted to the relevant tax authority under Circular 698 in connection with the transactions contemplated by this Agreement and (ii) the written assessment notices issued by the relevant tax authority (if any).

(d) Each Selling Shareholder who is, or who has ownership interests beneficially owned by, a PRC resident (as defined in the SAFE Rules and Regulations), shall, and shall cause each such beneficial owner who is a PRC resident to, timely and fully comply with all requirements of PRC Governmental Authorities with respect to the transactions contemplated under this Agreement or the other Transaction Documents (including all reporting obligations imposed by, and all consents, approvals and permits required by SAFE under the SAFE Rules and Regulations, and by other PRC Governmental Authorities in connection therewith).

(e) Notwithstanding anything in this Agreement to the contrary, the Selling Shareholders shall cooperate with the Company as and to the extent reasonably requested by the Company in connection with the filing of any Tax Returns and in any threatened or actual proceeding with respect to Taxes, including the retention and (upon request) the provision of records.

3.	GROUP COMPANY REPRESENTATIONS AND WARRANTIES

Each member of Management, jointly and severally, hereby represents and warrants to the Purchaser, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule B (it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such information that such information applies to such other section or subsection), as of the date hereof and the Closing, as follows:

3.1. Organization, Standing and Qualification.

(a) Each Group Company is duly organized, incorporated or established and validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Law of the jurisdiction of its organization, incorporation or establishment. Each Group Company has all requisite power and authority to own, lease and operate its properties, rights and assets, to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under the other Transaction Documents to which it is a party. Each Group Company is duly qualified or licensed to do business, and is in good standing (or equivalent status in the relevant jurisdiction) under the Laws of each jurisdiction in which it owns or leases real property and in each jurisdiction in which the conduct of its business where failure to be so qualified, licensed or in good standing would result in a Material Adverse Effect.

(b) None of the Group Companies is in, nor shall the conduct of its business as currently conducted result in, any violation, breach or default of any term of Constitutional Documents of any Group Company.

3.2. Capitalization; Group Structure.

(a) All of the issued and outstanding Ordinary Shares and Preferred Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. Section 3.2(a) of the Disclosure Schedule sets forth, as of each of the date hereof, immediately prior to the Closing and immediately after the Closing, (i) the number of authorized Ordinary Shares and the number of Ordinary Shares which are issued and outstanding; and (ii) the number of authorized preferred shares of the Company and the number and class of preferred shares of the Company which are issued and outstanding. No officers, directors, employees, consultants or service providers of the Company have been awarded any equity incentive awards.

(b) A complete and current list of all outstanding holders of Equity Securities of the Company as of the date hereof is set forth in Section 3.2(b) of the Disclosure Schedule, including the type and aggregate number of shares outstanding as of the date hereof.

(c) Section 3.2(c) of the Disclosure Schedule sets forth complete and accurate information regarding the name, the outstanding share capital or the paid-up registered capital, the business scope, the registered office, the date of establishment, the valid duration, and the identities and shareholding percentage of the shareholders of each Group Company (other than the Company) and any Person in which any Group Company holds any Equity Securities. None of the Group Companies has any Subsidiaries, nor do any of them beneficially own or control, directly or indirectly, solely or shared, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches. None of the Group Companies has any outstanding obligations to provide working capital to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(d) The outstanding Equity Securities of each Group Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and issued in full compliance with the requirements of all applicable Law, call options, rights of first refusal, subscription rights, preemptive rights or similar rights of any Person. Other than pursuant to the Control Documents, the portion of the outstanding Equity Securities of each Subsidiary of the Company that is owned by the Company or another Group Company is owned free and clear of any and all Liens and there are no material restrictions on the ability of each Group Company and each of their Subsidiaries to make distribution of cash to the holders of their respective Equity Securities.

(e) Except for those rights provided for in the Control Documents, the Existing Articles and the Existing Shareholders Agreement, (i) there are no other Equity Securities of any Group Company authorized, reserved or outstanding, (ii) no Group Company is party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration, redemption, or repurchase of, any Equity Security of any Group Company, and (iii) no Equity Securities of any Group Company, or Equity Securities of any Group Company issuable upon exercise, conversion or exchange of any outstanding Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities (whether in favor of a Group Company or any other Person).

3.3. Due Authorization; Capacity. All corporate action on the part of each of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all of its obligations under, this Agreement and the other Transaction Documents to which such Group Company is a party has been taken or will be taken prior to or at the Closing has been taken or will be taken prior to or at the Closing. Each of this Agreement and the other Transaction Documents to which a Group Company is a party is or will, when executed and delivered by such Group Company, and assuming that this Agreement and each other Transaction Document constitutes a valid and binding obligation of each other party thereto, constitute valid and binding obligations of such Group Company, enforceable against such Group Company in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.4. No Conflicts. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents to which any Group Company is a party, nor the performance or consummation of the transactions contemplated hereby or thereby by such Group Company will (i) conflict with or result in a breach or violation of such Group Company’s Constitutional Documents, (ii) conflict with or result in a breach or violation in any material respect of any Law applicable to such Group Company or any Approval held by any Group Company, (iii) conflict with or result in a breach, acceleration, material modification or violation in any material respect of, or constitute a material default under, any Material Contract, (iv) require any Approval, (v) result in the creation of a material Lien upon any assets, rights or properties of such Group Company, or (vi) give rise to any rights of first refusal, rights of first offer, co-sale rights, preemptive rights or other similar rights on the part of any Person.

3.5. Title to Properties and Assets.

(a) Each Group Company has good and marketable title to, or a legal and valid right to use, all material properties and assets (whether tangible or intangible) that it purports to own (including as reflected in its balance sheet) or that it uses, free and clear of any and all Liens. Such properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the Group Companies as presently conducted, including the Principal Business. None of the Group Companies owns any real property.

(b) All current leases and subleases of material property and assets entered into by a Group Company are in full force and effect, valid and effective in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. Each Group Company is in compliance in all material respects with such leases and subleases, and such Group Company holds valid leasehold interests in the leased or subleased property and assets subject thereto, free of any and all Liens, or claims of any Person other than the lessors of such property and assets. Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.6. Status of Proprietary Assets.

(a) Each Group Company has independently developed and owns free and clear of all Liens, or has a valid right or license to use, all material Proprietary Assets, used in its business including the Principal Business as now conducted. Section 3.6(a) of the Disclosure Schedule contains a true and complete list of material Registered Intellectual Property owned by each Group Company. All of the Registered Intellectual Property listed in Section 3.6(a) of the Disclosure Schedule is owned by, registered or applied for solely in the name of such Group Company, is valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company nor, to the Knowledge of the Company, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any of the material Proprietary Assets of any Group Company to become invalid, unenforceable or not subsisting. No Group Company has (i) transferred or assigned any material Proprietary Assets; or (ii) permitted the rights of any Group Company in material Proprietary Assets to lapse or enter the public domain.

(b) Section 3.6(b) of the Disclosure Schedule sets forth a true and complete list of all material Proprietary Asset licenses, sublicenses, distributor agreements and other agreements entered into by any of the Group Companies (the “IP Licenses”), except such licenses, sublicenses and other agreements relating to off-the-shelf Software which is commercially available on a retail basis, has not been customized and is used solely on the computers of the Group Companies. Each of the Group Companies has performed all obligations in all material respects imposed upon each IP License, and is not nor is alleged to be, nor to the Knowledge of the Company, is any other party thereto, in breach of or default thereunder in any material respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the IP Licenses listed in Section 3.6(b) of the Disclosure Schedule are legal, valid, enforceable in accordance with its terms and in full force and effect and there are no other outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s material Proprietary Assets, nor is any Group Company bound by or a party to any material options, licenses or agreements with respect to the Proprietary Assets of any other Person. Other than the Proprietary Assets set forth in Sections 3.6(a) and 3.6(b) of the Disclosure Schedule, there are no Proprietary Assets that are material to the conduct of the Principal Business.

(c) No Group Company is subject to any Action or outstanding Governmental Order or settlement agreement or stipulation with any Person that restricts in any manner the products or services of, or the use, transfer or licensing of material Proprietary Assets by such Group Company, or its customers or users or may affect the validity, use or enforceability of such Group Company’s material Proprietary Assets, and no Group Company has received any communications from any Person challenging the validity, enforceability, use or exclusive ownership of any material Proprietary Assets owned by the Group Companies or alleging that it has violated or, by conducting its business as proposed, would violate any material Proprietary Assets of any other Person (including “cease and desist” letters or invitations to take a license), nor, to the Knowledge of the Company, is there any reasonable basis therefor.

(d) None of the Proprietary Assets used, developed, sold, licensed or otherwise exploited by any Group Company nor the conduct of the Group Companies’ business, including the Principal Business, infringes upon or otherwise violates any Proprietary Assets of any third Person.

(e) To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating the Proprietary Assets of any Group Company.

(f) The Group Companies have executed valid written agreements with all of their present employees, officers and independent contractors who have contributed to the development of material Proprietary Assets which provide that any rights in any material Proprietary Assets related to the business conducted by the Group Companies have been assigned and transferred in writing to the Group Companies and that all trade secrets and confidential information of the Group Companies are to be held in confidence both during and after the term of their employment or engagements. Each Group Company has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential information and trade secrets of such Group Company and the security, operation and integrity of its material Software, networks, websites and systems (and the content stored or transmitted thereby).

(g) The material Software of the Group Companies, (i) substantially conform to all documentation and written specifications for their use and operate in compliance with all service level agreements, (ii) are fully operational, functional and free of material bugs, defects, errors, viruses and other contaminants and (iii) have not been subject to a recall or material customer complaints.

(h) No material Software owned or developed by the Group Companies incorporates or is derived from any Software subject to an “open source” or similar license that requires the licensing or provision of source code to others if the applicable Software is licensed or conveyed to others. No Person other than the Group Companies has accessed or possessed (or has any current or contingent right to access or possess) any material source code of the Group Companies.

(i) The Group Companies have taken all necessary reasonable actions to make themselves eligible for all “safe harbors” (which with respect to “safe harbor” rules under PRC Law shall mean the rules set out in Section 3.6(i) of the Disclosure Schedule) and other protections under applicable Law relating to liability for infringement of Proprietary Assets. The Group Companies have responded reasonably and promptly to all complaints received by any of them relating to Proprietary Assets infringements (and other violations of the Law or inappropriate conduct), in each case, occurring through, assisted by or in connection with their products, services and systems, and have cooperated with content owners and their representatives to prevent or remedy any of the foregoing.

(j) The Domestic Enterprise holds valid and legally enforceable proprietary title over all of the upgraded versions of the UCWEB v1.0 software (动景手机 WEB 浏览器软件 v1.0) developed by the Group Companies (each, a “UCWEB Software Upgrade”) since July 4, 2007, the date of the software acquisition agreement (the “Huasheng Agreement”) entered into between the Domestic Enterprise and Beijing Huasheng Tiancheng Technology Company Limited (“Huasheng”), and no Group Company has licensed or disclosed any Proprietary Assets in relation to any UCWEB Software Upgrade (except for those Proprietary Assets directed to the UCWEB v1.0 software already disclosed or delivered to Huasheng pursuant to the Huasheng Agreement) to Huasheng or any other third party. Notwithstanding the generality of the foregoing, the Company has a valid right or license to use all domain names currently in use relating to the “来电通” business operated by the Group Companies.

3.7. Material Contracts.

(a) All Contracts (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that:

(i) have an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$500,000;

(ii) are not terminable upon notice of thirty (30) days or less without incurring any penalty or obligation;

(iii) extend for more than one (1) year beyond the date of this Agreement and having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company in excess of US$500,000;

(iv) involve any of the Affiliates, officers, consultants, directors, employees or shareholders of a Group Company, or one Group Company, on the one hand, and any Group Company, on the other hand, other than in the ordinary course of business;

(v) relate to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities;

(vi) are with a customer or supplier of a Group Company or is with a Governmental Authority, in each case, having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$500,000;

(vii) involve the marketing or promotion of (A) the business, products or services of a Group Company by another Person, or (B) the business, products or services of another Person by a Group Company, in each case, including through directing users or customers to the business, products or services of such Person or Group Company and having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$500,000;

(viii) involve indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien;

(ix) involve the acquisition or disposition of a business, a merger, consolidation, amalgamation or similar transaction, or a partnership, joint venture, or similar arrangement;

(x) obligate such Group Company to transfer, share, license or develop any product, technology or Proprietary Assets (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software);

(xi) contain “change in control”, exclusivity, non-competition, non-solicitation or no hiring of any person with respect to employment or similar clauses or any clauses that impair, restrict or impose conditions on any Group Company’s business activities or right to offer or sell products or services in specified areas, during specified periods, or otherwise of any Group Company or any of their respective Affiliates (including after the Closing, the Purchaser or its respective Affiliates);

(xii) require any Group Company to share any profits, or make any payments or other distributions based on profits, revenues, cash flows or referrals with another Person;

(xiii) relate to the employment of any individual on a full-time, part-time or consulting or other basis providing annual salary or rate of compensation (including bonuses and commissions) in excess of RMB500,000; or

(xiv) would be reasonably likely to result in a Material Adverse Effect, if terminated;

are listed in Section 3.7(a) of the Disclosure Schedule and have been made available for inspection by, or, if they are oral Contracts, have been summarized in writing for, the Purchaser and its counsel (such Contracts, together with the Control Documents, the “Material Contracts”, and each a “Material Contract”).

(b) Other than the Material Contracts, there are no Contracts that are material to the conduct of the Principal Business.

(c) All Material Contracts the consideration for which has exceeded or, to the Knowledge of the Company, is reasonably expected by the Company to exceed US$500,000 in any single fiscal year or US$500,000 in aggregate are marked with an asterisk (*) in Sections 3.7(a) and 3.7(b) of the Disclosure Schedule.

(d) Each Material Contract is a legal, valid and binding agreement of the Group Company that is party thereto, the performance of which does not violate any applicable Law, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract in all material respects to the extent that such obligations to perform have accrued, and no material breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has materially breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

3.8. Litigation.

(a) There are no Actions pending or, to the Knowledge of the Company, threatened, against or affecting any Group Company that relate to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

(b) There are no Actions pending or, to Knowledge of the Company, threatened, against any Group Company, any Group Company’s activities, properties, rights or assets or, to the Knowledge of the Company, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company, or otherwise, in each case, that involves an amount in excess of US$50,000 or seeks any equitable relief. None of the Group Companies is a party to or subject to the provisions of any Governmental Order and there is no Action by any Group Company currently pending or which it intends to initiate.

3.9. Compliance with Law; Approvals.

(a) Each Group Company is, and has been, in compliance with all applicable Law in all material respects during each of the 36-month periods ended the date of this Agreement and the Closing Date. To the Knowledge of the Company, there are no Actions pending or threatened against any Group Company or any Key Officer, employee, agent or any other person associated with or acting for or on behalf of the Group Companies of any of the Group Companies alleging a violation of any applicable Law (including any Anti-Corruption Laws).

(b) None of the Group Companies and Key Officers, or to the Knowledge of the Company, any employee, agent or any other person associated with or acting for or on behalf of the Group Companies has violated any Law regarding any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (“Anti-Corruption Laws”), regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of such Group Company.

(c) Each Group Company has all Approvals that are material for the conduct of its business as currently conducted, and to the Knowledge of the Company, each Group Company can obtain, without undue burden or expense, any similar Approval for the conduct of its business as proposed to be conducted. None of the Group Companies is in default under any of such Approvals.

3.10. Registration Rights. Except as provided in the Existing Shareholders Agreement, no Group Company has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is any Group Company obliged to list, any Group Company’s Equity Securities on any securities exchange. Except as contemplated under this Agreement, the Control Documents or the Existing Shareholders Agreement, there are no voting or similar agreements which relate to any of the Group Companies’ Equity Securities.

3.11. Insurance. Each Group Company has in full force and effect, insurance coverage of the same types and at the same coverage levels as other similarly situated companies. As of the date hereof, no Group Company is in default under any of its insurance policies and, since January 1, 2011, no Group Company has been refused any insurance coverage sought or applied for, or notified in writing that it will be unable to renew its existing insurance coverage. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated in the Transaction Documents.

3.12. Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to the Purchaser the annual audited consolidated balance sheets, income statements and statements of cash flow of the Group Companies as of and for the year ended December 31, 2013, as well as unaudited consolidated balance sheets, income statements and statements of cash flow for the three months ended March 31, 2014 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”). Such Financial Statements have been prepared from the books and records of the Group Companies and fairly present, in all material respects, the financial condition, results of operations and cash flows of such Group Company at the date or periods therein indicated, and were prepared in accordance with GAAP applied on a consistent basis during the period involved (except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments).

(b) No Group Company has any debts (including any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, guaranteed or indemnified, or with respect to which the Group Company has otherwise become directly or indirectly liable), liabilities or obligations of any nature, whether due or to become due, absolute, accrued, contingent or otherwise, other than (i) as reflected or reserved against in consolidated balance sheet included in the audited Financial Statements for the year ended December 31, 2013 or (ii) current liabilities that were incurred after the Balance Sheet Date in the ordinary course of the Group Companies’ business consistent with past practices that are not material in the aggregate or (iii) are not and would not be material to the business of the Group Companies.

(c) Each Group Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date.

(d) Each Group Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.13. Absence of Certain Changes.

(a) Since the Balance Sheet Date, there has not been a Material Adverse Effect.

(b) From the Balance Sheet Date to the date of hereof, except as expressly provided in this Agreement, each Group Company has conducted its businesses in the ordinary course consistent with past practices and there has not been:

(i) any change in the contingent obligations of any Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise, individually in excess of US$200,000 or in excess of US$500,000 in the aggregate;

(ii) any damage, destruction or loss of any material property or asset, whether or not covered by insurance;

(iii) any waiver by any Group Company of a valuable right or claim or cancellation or waiver of a material debt;

(iv) any satisfaction or discharge of any Lien or payment of any obligation by any Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that does not constitute or result in, in the aggregate, a Material Adverse Effect;

(v) any change, amendment to or termination of a Material Contract or arrangement by which any Group Company or any of its assets or properties is bound or subject;

(vi) any material transactions with any of directors or employees, or any members of their immediate families of any Group Company, or any entity controlled by any of such individuals;

(vii) any entry into arrangements or any plans to enter into arrangements to (A) terminate, establish, adopt, enter into, make any new awards of benefits under, amend or otherwise materially modify any Employee Benefit Plan, or increase the salary, wage, bonus or other compensation of any directors, officers, employees or individual consultants of any Group Company, except for (x) base salary increases for non-officer employees with an aggregate annual compensation of less than or equal to RMB500,000, in the ordinary course of business consistent with past practice, or (y) actions required by Law; (B) increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee Benefit Plan; (C) grant any equity or equity-based award; (D) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding equity-based awards, other than as expressly provided in this Agreement or the other Transaction Documents; (E) hire any executive employees; or (F) loan or advance any money or property to any current or former employee or director;

(viii) any resignation or termination of any Key Officers;

(ix) any disposition, transfer, expiration or lapse of material assets of such Group Company, including any license, assignment or transfer of any material Proprietary Assets of any Group Company (other than non-exclusive licenses of Proprietary Assets granted in the ordinary course of business consistent with past practices);

(x) any mortgage, pledge, transfer of a security interest in, or Lien created by any Group Company, with respect to any of such Group Company’s properties or assets, individually in excess of US$200,000 or in excess of US$500,000 in the aggregate, except for liens for taxes not yet due or payable;

(xi) any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$200,000 or in excess of US$500,000 in the aggregate;

(xii) any declaration, setting aside or payment of any dividend or other distribution in respect of any of Group Company’s Equity Securities or registered capital, or any direct or indirect redemption, purchase or other acquisition by any Group Company of any Equity Securities of any Group Company;

(xiii) any capital expenditures made by any Group Company individually in excess of US$200,000 or in excess of US$500,000 in the aggregate;

(xiv) any acquisitions of material assets by any Group Company;

(xv) any acquisitions of Equity Securities of any Person or the whole or any substantial part of the undertaking, assets or business of any other Person or entering into any joint venture or partnership with any other Person, by any Group Company;

(xvi) any formation of any Subsidiary by any Group Company;

(xvii) any issuances or sales of Equity Securities of any Group Company or any share splits, reclassifications, share dividends, share combinations or other recapitalizations of any Equity Securities of any Group Company;

(xviii) any merger, consolidation, recapitalization, reorganization, share exchange, liquidation or winding up or similar transactions involving any Group Company;

(xix) any change in accounting policy or methods or Tax elections of any Group Company;

(xx) any agreement or commitment by any Group Company to do any of the items described in this Section 3.13.

3.14. Tax Matters.

(a) Each Group Company has duly and timely filed all Tax Returns as required by Law to have been filed by it and all such Tax Returns are true, correct, and complete in all material respects. Each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the assets of any Group Company. The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements.

(b) No examination or audit of any Tax Returns of any Group Company by any Governmental Authority is currently in progress or, to the Knowledge of the Company, has been threatened. No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Since the Balance Sheet Date, to the Knowledge of the Company, none of the Group Companies has incurred any Taxes other than in the ordinary course of business. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c) Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due or owing to any Person.

(d) Each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday or other Tax reduction agreement or order available under any applicable Tax Law. Each such Tax exemption, Tax holiday or other Tax reduction agreement or order is expected to remain in full effect throughout the current effective period thereof after the Closing Date and no Group Company has received any notice (nor to the Knowledge of the Company has any Group Company received any notice) to the contrary. To the Knowledge of the Company, each Group Company is in compliance with all material transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Governmental Authority are in full force and effect and have not been terminated. None of the Group Companies is responsible for Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e) No Group Company will be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The transactions contemplated under this Agreement and the other Transaction Documents to which a Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, reduction holiday or rebate being cancelled or terminated or trigger any Tax liability for the Group Companies.

3.15. Interested Party Transactions. No Management or other officer or director of a Group Company or any Affiliate or Associate of any such Person (each an “Interested Party”) has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits payable in the ordinary course of business). No Interested Party has any direct or indirect ownership interest in any Person with which a Group Company or Management is affiliated or with which a Group Company or Management has a business relationship, or any Person that competes with a Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any Contract to which a Group Company or Management is a party or by which it may be bound or affected.

3.16. Employee Matters.

(a) Except as required by applicable Law, no Group Company maintains, sponsors or contributes to any Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has made available to the Purchaser true, correct and complete copies, of the plan document and all amendments thereto, any related trust-documents or other funding mechanism and the most recent summary plan description, if applicable.

(b) Other than the Key Officers, there are no employees who are material to the conduct of the Principal Business.

(c) Each Group Company is in compliance in all material respects with all applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees and each Employee Benefit Plan has been maintained, funded and administered in compliance in all material respects and with the requirements of applicable Law. Each Company Group (i) has withheld and reported all material amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of material wages or any material Taxes or any material penalty for failure to comply with any of the foregoing; and (iii) other than as required by Law, is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(d) Each employee of each Group Company, including each Key Officer, has entered into an Employment Agreement and each such agreement is in full force and effect and binding upon and enforceable against such employee. All Employment Agreements with each Key Officer have been made available for inspection by the Purchaser and its counsel. To the Knowledge of the Company, no Key Officer intends to terminate his or her employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Officer. Each employee, officer, director and consultant of the Group Companies has duly executed a confidential information, non-compete and intellectual property rights assignment agreement and to the Knowledge of the Company, none of the employees, officers, directors or consultants are in violation thereof.

(e) The transactions contemplated by this Agreement (alone or in combination with any other event) will not (i) increase obligations or cause the acceleration of vesting in, or payment of, any benefits or other compensation under any Employee Benefit Plan and will not otherwise accelerate or increase any liability under or result in forfeiture of compensation or benefits under any Employee Benefit Plan; (ii) cause any Group Company to record additional compensation expense on its income statement with respect to any outstanding equity awards; or (iii) result in payments under any Employee Benefit Plan that (1) would not be deductible under applicable Law or (2) would result in any excise tax on any employee of a Group Company under applicable Law.

(f) There are no pending, or, to the Knowledge of the Company, threatened Actions against any Group Company under any worker’s compensation policy or long-term disability policy or Employee Benefit Plan.

(g) Each Group Company has paid or accrued all social security contributions (or similar contributions) in respect of or on behalf of all its employees in accordance with applicable Law.

(h) None of the Group Companies is a party to any collective bargaining agreement with respect to employees of the Group Companies. To the Knowledge of the Company, there are no current union organizing activities among the employees of the Group Companies. There is (i) no pending or, to the Knowledge of the Company, threatened unfair labor practice complaint, and (ii) no labor or employment-related Action, in each case, that has been brought against any Group Company before any Governmental Authority. There has been no work stoppage, strike or other material labor dispute by or with employees of the Group Companies (or their representatives), nor, to the Knowledge of the Company, is any such dispute threatened.

3.17. No Other Business. The Company was formed solely to acquire and hold an equity interest in the HK Subsidiary, which was formed solely to acquire and hold an equity interest in the PRC Subsidiary; and since its respective formation neither the Company nor the HK Subsidiary has engaged in any other business or activity or has incurred or assumed any liability or obligations in the course of its respective business of acquiring and holding its equity interest in the HK Subsidiary or the PRC Subsidiary. The PRC Group Companies are engaged primarily in the Principal Business and have no other material activities.

3.18. Minute Books. The minute books of each Group Company which have been made available to the Purchaser contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

3.19. Financial Advisor / Broker Fees. There is no investment bank or other financial advisor or finder or broker that has been retained by, or is authorized to act, directly or indirectly, on behalf, of any Group Company or any Affiliates thereof who may be owed any brokerage, placement, finder or other fees or commissions relating to the transactions contemplated under this Agreement or any other Transaction Document.

3.20. Other Representations and Warranties Relating to the PRC Group Companies.

(a) The Constitutional Documents and certificates and related Contracts of each Group Company established in the PRC (each a “PRC Group Company”) are valid and have been duly approved or issued (as applicable) by competent PRC Governmental Authorities.

(b) All Approvals required under PRC Law for the due and proper establishment and operation of each PRC Group Company have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(c) The capital and organizational structure of each PRC Group Company and the conduct by each PRC Group Company of its business is valid and in full compliance with PRC Law in all material respects.

(d) All Approvals with the PRC Governmental Authorities required in respect of each PRC Group Company and its operations, including but not limited to the filings and registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureaus, customs authorities, and relevant product registration authorities, have been duly completed in accordance with the relevant PRC Law.

(e) The registered capital of the PRC Subsidiary is fully paid up. Other than pursuant to the Control Documents, there are no outstanding rights, or commitments made by any of the PRC Group Companies to sell any of its equity interest.

(f) None of the PRC Group Companies is in receipt of any written notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(g) Each PRC Group Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC Governmental Authorities.

(h) In respect of Approvals requisite for the conduct of any part of the business of each PRC Group Company which are subject to periodic renewal, to the Knowledge of the Company, there is no fact, event, change, circumstance, or effect that is reasonably likely to result in such requisite renewals not being timely granted by the relevant PRC authorities.

(i) With regard to employment and staff or labor management, each PRC Group Company has complied with all applicable PRC Law in all material respects, including all Laws pertaining to welfare funds, social benefits, medical benefits, insurance, minimum wages, overtime wages, retirement benefits, and pensions.

(j) Control Documents

(i) All Control Documents have been made available for inspection by the Purchaser and its counsel.

(ii) Each party to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its or his or her obligations under each Control Document to which it or he or she is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it or he or she is a party.

(iii) Each Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(iv) The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (A) conflict with or result in a breach or violation of such party’s Constitutional Documents, (B) conflict with or result in a breach or violation of any Law applicable to such party; (C) conflict with or result in a breach, acceleration, material modification or violation in of, or constitute a material default under, any material Contract to which such party or any Group Company is a party or by which such party or any Group Company is bound; or (D) result in the creation of any Lien upon any assets, rights or properties of such party or Group Company except those under the Control Documents.

(v) All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(vi) The pledge of Equity Securities pursuant to the Control Documents has been duly filed with the competent PRC Governmental Authority.

(vii) Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. Each party to each Control Document has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

(viii) No payments were made by any VIE in connection with the removal or appointment of any shareholder of such VIE.

3.21. Obligations of Management. Each of the Key Officers is currently working on a full-time basis for the Group Companies. To the Knowledge of the Company, none of the Key Officers is planning to work on less than a full-time basis at the Group Companies in the future. None of the Key Officers, directly or indirectly, owns, manages, is engaged in, operates, controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participates in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any PRC Group Company.

3.22. Insolvency. Both before and after giving effect to the transactions contemplated hereby, (a) the aggregate assets, at a fair valuation, of each Group Company will exceed the aggregate debt of each such entity, as the debt becomes absolute and matures and (b) each Group Company will not have incurred or intended to incur debt beyond its ability to pay such debt as such debt becomes absolute and matures. There has not been commenced against any Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar laws now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such person or for any substantial part of its property or for the winding up or liquidation of its affairs.

3.23. SAFE Circular 75. Each member of Management and, to the Knowledge of the Company, each beneficial holder of Ordinary Shares or Preferred Shares who is a “Domestic Resident” as defined under the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by the State Administration of Foreign Exchange (the “SAFE”) on October 21, 2005 and any other guidelines, implementing rules, reporting and registration requirements issued by SAFE (collectively, the “SAFE Rules and Regulations”) has complied with all the requirements under the SAFE Rules and Regulations. None of the Company, any member of Management or, to the Knowledge of the Company, any other beneficial holder of Ordinary Shares or Preferred Shares has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from the SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

3.24. Environment. Each Group Company is in material compliance with applicable Law concerning health, safety or matters related to pollution or protection of the environment which are applicable to any of the Group Companies (the “Environmental Law”), and each Group Company has obtained all necessary Approvals required under the Environmental Law or by the competent Governmental Authority, if any, in order for the continual conduct by it of its business and operations as currently conducted, and there has been and is no material breach of any of the Environmental Law or any environmental Approval.

3.25. PP Assistant User Data. The Company has made available to the Purchaser all of the user data of PP Assistant (an application operated by Teiron Network Technology Co., Ltd. (广州铁人网络科技有限公司) (the “PP Assistant User Data”), and the PP Assistant User Data is true and accurate in all material respects.

4.	SELLING SHAREHOLDERS REPRESENTATIONS AND WARRANTIES

Each Selling Shareholder, severally and not jointly, hereby represents and warrants to the Purchaser as follows:

4.1. Capacity; Legal Effect. Such Selling Shareholder has all requisite power, authority and capacity to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which such Selling Shareholder is a party has been duly authorized by it. This Agreement has been, and the other Transaction Documents to which such Selling Shareholder is a party has been or will be, duly executed and delivered by such Selling Shareholder. This Agreement constitutes, and the other Transaction Documents to which such Selling Shareholder is a party, constitutes or, when executed and delivered by such Selling Shareholder, will constitute, valid and legally binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2. Valid Title. Such Selling Shareholder is the sole record and beneficial holder of all of the Ordinary Shares and Preferred Shares set forth opposite such Selling Shareholder’s name on Schedule A hereto free and clear of all Liens, other than as set forth in the Existing Shareholders Agreement and Existing Articles, and there is no agreement, arrangement or obligation to create or give any Liens in relation to any of the Sale Shares. Such Ordinary Shares and Preferred Shares are all the Equity Securities of the Company held by such Selling Shareholder.

4.3. No Conflicts. Neither the execution and delivery by such Selling Shareholder of this Agreement or the other Transaction Documents to which it is a party, nor the performance or consummation of the transactions contemplated hereby or thereby by such Selling Shareholder will (i) conflict with or result in a breach or violation of such Selling Shareholder’s Constitutional Documents, (ii) conflict with or result in a breach or violation in any material respect of any Law applicable to it or any Approval held by it, (iii) conflict with or result in a breach, acceleration, material modification or violation in any material respect of, or constitute a material default under, any material Contract to which it is a party or by which it is bound, (iv) require any Approval, (v) result in the creation of any Lien upon any Sale Shares being sold by such Selling Shareholder, or (vi) give rise to any rights of first refusal, rights of first offer, co-sale rights, preemptive rights or other similar rights on the part of any Person.

4.4. No Litigation. There are no Actions pending (or, to the actual knowledge of the officers of such Selling Shareholder, threatened) against or affecting such Selling Shareholder that relate to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

4.5. Financial Advisor / Broker Fees. There is no investment bank or other financial advisor or finder or broker that has been retained by, or is authorized to act, directly or indirectly, on behalf of such Selling Shareholder or any of its Affiliates (excluding the Company Parties) who may be owed any brokerage, placement, finder or other fees or commissions relating to the transactions contemplated under this Agreement or any other Transaction Document.

4.6. Financial Capacity. Such Selling Shareholder has the financial capacity to pay and perform all of its obligations under this Agreement (including its obligations under Section 9.2 (Indemnification with respect to the Selling Shareholders)).

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to each Selling Shareholder and members of Management as follows:

5.1. Capacity; Legal Effect. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which the Purchaser is a party has been duly authorized by the Purchaser. This Agreement has been, and the other Transaction Documents to which the Purchaser is a party has been or will be, duly executed and delivered by the Purchaser. This Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party, constitute or, when executed and delivered by the Purchaser, will constitute, valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2. No Conflicts. Neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party, nor the performance or consummation of the transactions contemplated hereby or thereby by the Purchaser will (i) conflict with or result in a breach or violation of the Purchaser’s Constitutional Documents, (ii) conflict with or result in a breach or violation in any material respect of any Law applicable to it or any Approval held by it, (iii) conflict with or result in a breach, acceleration, material modification or violation in any material respect of, or constitute a material default under, any material Contract to which it is a party or by which it is bound, (iv) require any Approval or (v) give rise to any rights of first refusal, rights of first offer, co-sale rights, preemptive rights or other similar rights on the part of any Person.

5.3. No Litigation. There are no Actions pending (or, to the actual knowledge of the officers of the Purchaser, threatened) against or affecting the Purchaser that relate to this Agreement or any Transaction Document or the transactions contemplated hereby and thereby.

5.4. Financial Advisor / Broker Fees. There is no investment bank or other financial advisor or finder or broker that has been retained by, or is authorized to act, directly or indirectly, on behalf, of the Purchaser or any of its Affiliates who may be owed any brokerage, placement, finder or other fees or commissions relating to the transactions contemplated under this Agreement or any other Transaction Document.

5.5. Share Consideration. The Share Consideration, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of any and all Liens, other than Liens arising under this Agreement, the memorandum and articles of association of Alibaba Group Holding Limited, applicable securities Laws or the AGHL Restricted Shares Agreement.

6.	COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS.

6.1. Conduct of Business by the Group Companies Prior to the Closing.

(a) Each member of Management, jointly and severally, covenants to the Purchaser that, between the date of this Agreement and the Closing, except as required by applicable Law or as expressly provided in this Agreement, unless upon the written direction, instruction or consent of the Purchaser, the Management shall cause (i) the businesses of the Group Companies to be conducted only in, and shall prohibit the Group Companies from taking any action except in, a lawfully permitted manner in the ordinary course of business and in a manner consistent with past practice; and (ii) the Group Companies to use their reasonable best efforts to preserve substantially intact the business organization of the Group Companies, to keep available the services of the Key Officers, the other executive officers, key employees, and consultants of the Group Companies and to preserve the current relationships of each of the Group Companies with key customers, key suppliers and other persons with which such Group Companies has material relations.

(b) By way of amplification and not limitation, except as required by applicable Law or as expressly provided in this Agreement, the Management shall not, between the date of this Agreement and the Closing, directly or indirectly, take or permit to occur or approve or authorize, and the Management shall cause the Group Companies to not take or permit to occur or approve or authorize, any of the items described in Section 3.13(b)(i) to 3.13(b)(xx) (inclusive), whether in a single transaction or a series of related transactions, and whether directly or indirectly, or by amendment, merger, consolidation, or otherwise, without the prior written approval of the Purchaser.

6.2. SAFE Rules and Regulations.

(a) Each member of Management, severally and not jointly, covenants to the Purchaser that it shall, and shall use its reasonable best efforts to cause each beneficial holder of Equity Securities of the Company as of the Closing who is a “Domestic Resident” (as defined under the SAFE Rules and Regulations) (other than Mr. Li, Jinji , Mr. Zhang, Min and Mr. Xi, Shiwei) to, at its own expense, be in compliance in all material respects as promptly as practicable following the Closing with all applicable requirements of the PRC Governmental Authorities with respect to their acquisition and holding of the Ordinary Shares (including all applicable reporting obligations imposed by, and all applicable consents, approvals and permits required by SAFE under the SAFE Rules and Regulations, and by other PRC Governmental Authorities in connection therewith) and provide to the Purchaser, within three (3) months after the Closing, proof of evidence of any amended SAFE registrations to reflect its interests in the Company immediately after the Closing.

(b) The Purchaser covenants to the Management that it shall procure Alibaba Group Holding Limited to provide reasonable assistance to each member of Management and any other Person who will receive Share Consideration to be in compliance in all material respects with all applicable requirements of the SAFE Rules and Regulations with respect to their receipt of the Share Consideration.

6.3. Conversion of Preferred Shares. Cloud Vision Investments Limited hereby irrevocably (a) elects to convert all of its Preferred Shares into Ordinary Shares immediately prior to, and subject only to, the Closing and (b) authorizes and instructs the Company to take all necessary actions such that all of its Preferred Shares are converted into Ordinary Shares immediately prior to, and subject only to, the Closing. Cloud Vision Investments Limited acknowledges and agrees that the Company may deem this Section 6.3 to constitute the delivery of the written notice of Cloud Vision Investments Limited’s election to convert all of its Preferred Shares into Ordinary Shares pursuant to Article 15(c)(i) of the Existing Articles.

6.4. Existing Arrangements Terminated. The parties hereto acknowledge and agree that, subject to and as of the Closing, the Existing Shareholders Agreement shall automatically terminate and the Existing Articles may be replaced and superseded in its entirety by memorandum and articles of association of the Company in such form as specified by the Purchaser.

6.5. Financial Capacity. Each Selling Shareholder, severally on their own account and not jointly with any other Selling Shareholder, covenants to the Purchaser that all funds necessary for such Selling Shareholder to fulfill its obligations under this Agreement shall be available to such Selling Shareholder for so long as such obligations shall remain in effect in accordance with the terms of this Agreement.

6.6. Nominee Shareholders. Each member of Management, jointly and severally, covenants to the Purchaser that it shall promptly, upon the Purchaser’s request:

(a) cause each VIE and each nominee shareholder(s) of each VIE (a “VIE Shareholder”) to execute an agreement (in form and substance reasonably satisfactory to the Purchaser) with the one or more persons designated by the Purchaser in writing (the “Purchaser Nominees”) to (i) increase the registered capital of such VIE and (ii) provide the Purchaser Nominees with the right to subscribe for such increase of registered capital (the transactions set forth in clause (i) and clause (ii), an “Onshore Capital Increase Transaction”), so that the Purchaser Nominees would own more than two-thirds of the equity interests in such VIE following the consummation of such Onshore Capital Increase Transaction;

(b) cause the relevant VIE Shareholders, the relevant VIE and the PRC Subsidiary to amend the relevant Control Documents (in form and substance reasonably satisfactory to the Purchaser) to reflect each Onshore Capital Increase Transaction;

(c) submit, or cause to be submitted, to the relevant PRC Governmental Authorities the application and other relevant documentation required to give effect to each Onshore Capital Increase Transaction and, upon the request of the Purchaser, the replacement of the legal representative and directors of each VIE and such VIE shall have received (i) an acknowledgement letter or (ii) equivalent consent in oral or other format reasonably satisfactory to the Purchaser from such Governmental Authorities evidencing the receipt of such documentation; and

(d) cause the VIE Shareholders of each VIE to enter into a call option agreement (in form and substance reasonably satisfactory to the Purchaser) with the relevant Purchaser Nominees pursuant to which such Purchaser Nominees shall have the right (the “Purchase Right”) to acquire the remaining equity interest in such VIE held by such VIE Shareholders at an aggregate price equal to the book value of such VIE which is attributable to the remaining equity interest at the time such Purchaser Nominees exercise their Purchase Right;

provided, that the Company shall be responsible for any Taxes incurred by the Management and/or the VIE Shareholders arising from or in connection with any actions taken by the Management pursuant hereto.

6.7. Incentive Units. Each member of the Management, jointly and severally, covenants to the Purchaser that it shall, by no later than one (1) month after the Closing Date and after good faith consultations with the Purchaser, provide to the Purchaser a schedule setting forth the identities of the employees of the Group Companies to whom cash awards and/or restricted ordinary share units of Alibaba Group Holding Limited are to be granted and the amount of cash awards and/or number of restricted ordinary share units of Alibaba Group Holding Limited to be granted to each such employee, provided that such schedule shall be subject to the consent of the Purchaser (such consent not to be unreasonably withheld or delayed). The Purchaser covenants to the Management that it shall procure Alibaba Group Holding Limited to award under its then existing employee incentive plan, within one (1) month after the consummation of the initial public offering of American depositary receipts representing ordinary shares of Alibaba Group Holding Limited, the amount of cash awards and/or the number of restricted ordinary share units of Alibaba Group Holding Limited to such employees as set forth in such schedule (and with no requirement that such employees pay any amounts to Alibaba Group Holding Limited to receive such employee incentive units), provided that (i) the aggregate amount of cash awards and the number of restricted ordinary share units of Alibaba Group Holding Limited shall not exceed US$22,685,768.81 and 1,175,257 restricted ordinary share units, respectively, and (ii) any such grant shall be subject to customary terms and conditions (including vesting schedule) applicable to awards under Alibaba Group Holding Limited’s employee equity and other incentive plans at the time such grant is made, except that the commencement date for determining the vesting schedule of such grant shall be the Closing Date.

6.8. PP Assistant User Data. The Key Management shall, jointly and severally, covenant to furnish to the Purchaser or its Affiliates, server log, test environment and other data and records of PP Assistant and provide such assistance as requested by the Purchaser to verify the accuracy of the PP Assistant User Data as promptly as practicable following the Closing.

6.9. Register of Members. The Purchaser shall deliver to each Selling Shareholder an extract copy of the register of members of Alibaba Group Holding Limited evidencing the delivery of such Selling Shareholder’s Share Consideration (it being understood, however, that such extract copy will not include any information relating to any other shares or any other holder of shares of Alibaba Group Holding Limited).

7.	WAIVER AND RELEASE.

7.1. Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each Selling Shareholder, on behalf of itself and its shareholders or members, as applicable, beneficial owners, assigns and beneficiaries and, to the extent acting in a representative capacity, their respective creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by such Selling Shareholder), successors and assigns of any of them (collectively, the “Releasing Parties”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges the Company and its shareholders or members, as applicable, assigns and beneficiaries, creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by any of them), successors and assigns of any of them, Affiliates and predecessors, successors and assigns of any of them (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Parties, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Parties with respect to the Company or any of its Subsidiaries, including such Selling Shareholder’s investment in securities in the Company or arising out of, relating to or in connection with the Existing Articles and/or the Existing Shareholders Agreement (the “Release”). The Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of such Released Claims.

7.2. Effective as of and contingent upon the Closing, each Selling Shareholder hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon the Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Released Party may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

7.3. Each Selling Shareholder agrees that if it violates any provision of this Section 7, such Selling Shareholder will pay the costs and expenses of defending against any related or resulting Action incurred by the Released Parties, including attorney’s fees; provided that if more than one of such parties are in violation of this Section 7, each such party will be, severally and not jointly, liable for its proportionate share of such costs and expenses. For purposes of this Section 7.3, the proportionate share of a Selling Shareholder means the ratio obtained by dividing (i) the Cash Consideration paid to such Selling Shareholder by (ii) the aggregate Cash Consideration.

8.	CONDITIONS TO CLOSING.

8.1. Closing Conditions. The obligation of the Purchaser to consummate any of the transactions under Section 2.2 is subject to the fulfillment, or waiver by the Purchaser, of each of the following conditions:

(a) Representations and Warranties by the Management. The representations and warranties made by the Management in Section 3 (A) that are not qualified by “materiality” or “Material Adverse Effect” or terms of similar import shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if they had been made on and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date); and (B) that are qualified by “materiality” or “Material Adverse Effect” or terms of similar import shall be true and correct as of the Closing Date in all respects, with the same force and effect as if they had been made on and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date), provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in Sections 3.1 (Organization, Standing and Qualification), 3.2 (Capitalization; Group Structure), 3.3 (Due Authorization; Capacity), and 3.19 (Financial Advisor / Broker Fees) shall be true and correct in all respects as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date).

(b) Representations and Warranties by the Selling Shareholders. The representations and warranties made by the Selling Shareholders in Section 4 (A) that are not qualified by “materiality” or terms of similar import shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if they had been made on and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date); and (B) that are qualified by “materiality” or terms of similar import shall be true and correct as of the Closing Date in all respects, with the same force and effect as if they had been made on and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date); provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in Sections 4.1 (Capacity; Legal Effect), 4.2 (Valid Title), 4.3 (No Conflicts) and 4.5 (Financial Advisor / Broker Fees), shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date).

(c) Performance of Obligations.

(i) The Management shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

(ii) Each Selling Shareholder shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(d) 698 Application. Each Selling Shareholder shall have filed the 698 Application with the relevant tax bureau in accordance with Section 2.3(b), and shall have delivered to the Purchaser either (i) a notice of receipt from such tax bureau evidencing such filing, or (ii) a certificate substantially in the form attached as Exhibit B hereto signed by Pricewaterhouse Coopers, or another tax advisor of similar reputation or local counsel of similar reputation to the Selling Shareholders, certifying that such filing has been made.

(e) No Illegality. There shall not be in effect any applicable Law enjoining, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

(f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(g) Conversion of Preferred Shares. All of the Preferred Shares of Cloud Vision Investments Limited shall have been converted into Ordinary Shares.

(h) SAFE Compliance. Each Selling Shareholder shall be in compliance as of the Closing Date with all requirements of the PRC Governmental Authorities with respect to their acquisition of Equity Securities of the Company prior to the date hereof (including but not limited to all reporting obligations required under the SAFE Rules and Regulations).

(i) Closing Certificates.

(i) The Management shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by each member of Management, certifying that each of the conditions specified in Sections 8.1(a) (Representations and Warranties), 8.1(c)(i) (Performance of Obligations) and 8.1(f) (Material Adverse Effect) have been fulfilled.

(ii) Each Selling Shareholder shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by an authorized signatory of such Selling Shareholder, certifying that each of the conditions specified in Sections 8.1(b) (Representations and Warranties) and 8.1(c)(ii) (Performance of Obligations), in each case, with respect to such Selling Shareholder, have been fulfilled.

(j) Other Shareholders. Each of Digital Team Limited and Global Prosper Limited shall have transferred all of their Ordinary Shares of the Company to the Purchaser pursuant to their respective non-compete agreements with Alibaba Group Holding Limited, dated the date hereof.

(k) Employment Agreement. The amended and restated employment agreement with each individual listed on Schedule F hereto dated as of the date hereof shall not have been amended, revised or restated, which agreement shall become effective as of the Closing Date.

8.2. Selling Shareholders’ Closing Conditions. The obligation of each Selling Shareholder to consummate any of the transactions under Section 2.2 is subject to the fulfillment, or waiver by the Selling Shareholders holding a majority of the Sale Shares, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Purchaser to the Selling Shareholders in Section 5 shall be true and correct when made, and the representations and warranties (A) that are not qualified by “materiality” or terms of similar import shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if they had been made on and as of the Closing Date and (B) that are qualified by “materiality” or terms of similar import shall be true and correct as of the Closing Date in all respects, with the same force and effect as if they had been made on and as of the Closing, provided, however, that the representations and warranties set forth in Sections 5.1 (Capacity; Legal Effect), and 5.4 (Financial Advisor / Broker Fees) shall be true and correct in all respects with the same force and effect as if they had been made on and as of the Closing Date.

(b) Performance of Obligations. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) No Illegality. There shall not be in effect any applicable Law enjoining, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated under Section 2.2.

(d) Closing Certificates. The Purchaser shall have delivered a certificate addressed to each Selling Shareholder, dated the Closing Date, signed by an authorized signatory of the Purchaser, certifying that each of the conditions specified in Sections 8.2(a) (Representations and Warranties) and 8.2(b) (Performance of Obligations) have been fulfilled.

9.	INDEMNITY.

9.1. Indemnification with respect to the Company.

(a) From and after the Closing, each member of Management shall,

(i) severally and not jointly, indemnify each Indemnified Person against the pro rata portion of any and all Indemnifiable Losses suffered, incurred or sustained by such Indemnified Person or to which such Indemnified Person becomes subject, directly or indirectly, as a result of or in connection with any breach or inaccuracy of any of the representations and warranties made by the Management in this Agreement or any other certificate or document delivered by the Management or any Group Company under this Agreement or any other Transaction Document to which any Group Company is a party; for the purpose of this Section 9.1(a)(i), (1) the pro rata portion, with respect to a member of Management, means the product of (A) a fraction the numerator of which is the number of Equity Securities beneficially owned by such member of Management as of the date of this Agreement and the denominator of which is the total number of Equity Securities beneficially owned by the Management as of the date of this Agreement and (B) the percentage of Equity Securities of the Company (on a fully diluted as-converted basis) held by the Selling Shareholders as of the date of this Agreement and (2) the beneficial ownership of Equity Securities of a member of Management shall include indirect ownership of Ordinary Shares held by a special purpose vehicle in which such member of Management owns an equity interest, and the number of Equity Securities beneficially owned by such member of Management through such indirect ownership shall be equal to the number of Equity Securities held by such special purpose vehicle multiplied by the percentage of Equity Securities of such special purpose vehicle held by such member of Management;

(ii) jointly and severally, indemnify each Indemnified Person against any and all Indemnifiable Losses suffered, incurred or sustained by such Indemnified Person or to which such Indemnified Person becomes subject, directly or indirectly, as a result of or in connection with any breach by the Management of their agreements, undertakings, liabilities or obligations under this Agreement, except for the undertakings under Section 6.2(a) (SAFE Rules and Regulations), which shall be indemnified by each member of Management severally and not jointly; and

(iii) jointly and severally, indemnify each Indemnified Person against any and all Indemnifiable Losses suffered, incurred or sustained by such Indemnified Person or to which such Indemnified Person becomes subject, directly or indirectly, as a result of or in connection with (A) any payment, costs or expense actually made or paid by the Group Companies arising or in connection with any PRC Group Company failing, prior to the Closing, to establish or maintain social insurance and housing fund accounts for each of its employees or fully contribute into such accounts the amount of social insurance and housing fund required to be paid by such PRC Group Company pursuant to applicable PRC Law; or (B) Taxes imposed on or with respect to any Group Company in connection with the transactions contemplated by this Agreement or any other Transaction Document, other than any such Taxes (x) described in Section 9.2(a)(iii), (y) arising from or in connection with any action taken by the Management pursuant to Section 6.6 (Nominee Shareholders) upon the request by the Purchaser or (z) in connection with the Non-Compete Agreement or the transactions contemplated therein.

(b) Except in the case of fraud, the aggregate amount payable by the Management to the Indemnified Persons for indemnification under Section 9.1(a)(i) shall not exceed 80% of the aggregate Consideration.

(c) All representations and warranties made by the Management under Section 3 of this Agreement shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months after the Closing Date, provided, however, that that the representations and warranties set forth in Sections 3.1 (Organization, Standing and Qualification), 3.2 (Capitalization; Group Structure), 3.3 (Due Authorization; Capacity), 3.14 (Tax Matters), and 3.19 (Financial Advisor / Broker Fees) shall survive the Closing and remain in full force and effect until 60 days after the expiration of the applicable statute of limitations; provided, further that, such expiration shall not affect the rights of any Indemnified Person under this Section 9.1 or otherwise to seek recovery of Indemnifiable Losses arising out of fraud.

9.2. Indemnification with respect to the Selling Shareholders

(a) From and after the Closing, each Selling Shareholder shall, severally and not jointly, indemnify each Indemnified Person against any and all Indemnifiable Losses suffered, incurred or sustained by such Indemnified Person or to which such Indemnified Person becomes subject, directly or indirectly, as a result of or in connection with any (i) breach or inaccuracy of any of the representations and warranties made by such Selling Shareholder in Section 4.1 of this Agreement or any other certificate or document delivered by such Selling Shareholder under this Agreement or any other Transaction Document to which it is a party (other than the Non-Compete Agreements); (ii) breach by such Selling Shareholder of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or any other Transaction Document to which it is a party (other than the Non-Compete Agreements), including its obligations under Section 2.3; and (iii) Taxes that such Selling Shareholder or Indemnified Person is obligated to pay or that should have been withheld with respect to the Consideration paid to such Selling Shareholder or otherwise with respect to the transactions contemplated by this Agreement or any other Transaction Document (other than the Non-Compete Agreements), including as a transferee, successor, withholding agent, accomplice, or party providing conveniences in connection with.

(b) Except in the case of fraud, the aggregate amount payable by a Selling Shareholder to the Indemnified Persons for indemnification under Section 9.2(a) shall not exceed the Consideration paid to such Selling Shareholder.

(c) All representations and warranties of each Selling Shareholder under this Agreement shall survive the Closing and remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations; provided, further that, such expiration shall not affect the rights of any Indemnified Person under this Section 9.2 or otherwise to seek recovery of Indemnifiable Losses arising out of fraud.

9.3. Procedure.

(a) Any Indemnified Person seeking indemnification under this Section 9 shall give notice to a party obligated to provide indemnity hereunder (the “Indemnifying Party”). If the Indemnifying Party does not notify the Indemnified Person in writing within ten (10) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any Action asserted against an Indemnified Person by a third party upon which the Indemnified Person may claim indemnification, the Indemnified Person shall give the Indemnifying Party(ies) notice in writing within ten (10) Business Days of receiving written notice of such asserted Action and, thereafter the Indemnifying Party shall give written notice to the Indemnified Person within ten (10) Business Days after receipt from the Indemnified Person of such notice of claim or demand, indicating whether the Indemnifying Party intends to assume the defense of such claim or demand, and if the Indemnifying Party intends to assume the defense of such claim or demand, the Indemnifying Party shall acknowledge that it has, and shall be deemed to have, accepted and agreed to its indemnification obligations for such claim or demand. If the Indemnifying Party assumes the defense, (i) the Indemnified Person shall have the right to participate in any such defense and to employ separate counsel of its choosing at its cost and expense; provided, however, if there is a potential conflict of interest between the interest of the Indemnified Person and the Indemnifying Party, the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party, (ii) the Indemnifying Party shall promptly keep the Indemnified Person reasonably informed of material developments in such claim or demand at all stages thereof and (iii) the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Person has not consented in writing, which consent shall not be unreasonably withheld. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the ten (10) Business Day period, or otherwise fails to continue the defense of the Indemnified Person reasonably and in good faith, the Indemnified Person may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Person suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

(b) Notwithstanding the provisions of Section 9.3(a), in the case of any indemnification under this Agreement in respect of any withholding Tax obligation of an Indemnified Person, the applicable Indemnified Person shall control the relevant audit or other proceeding in respect of such withholding Tax obligation, shall keep the Indemnifying Party reasonably informed of such audit or proceeding, and such Indemnified Person may agree to any compromise or settlement in such respect, which shall be conclusive in such Indemnified Person’s favor against the Indemnifying Party unless the Indemnifying Party reasonably objected to such compromise or settlement following notice of such Indemnified Person’s intention to make such a compromise and/or settlement in such respect (provided, however, that any final determination in respect of any withholding Tax obligation of an Indemnified Person by the competent PRC State Administration of Taxation shall nonetheless be conclusive in such Indemnified Person’s favor against the Indemnifying Party).

10.	TERMINATION

10.1. Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of each of the Purchaser and the Selling Shareholders holding a majority of the Sale Shares;

(b) by any party, upon written notice to the other parties, if there shall be in effect any applicable Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents to which such party is a party and such Law shall have become final and non-appealable, provided that, unless otherwise agreed in writing by the Purchaser, such termination shall only be effective with respect to such party and this Agreement shall remain in full force and effect with respect to the other parties;

(c) by Selling Shareholders holding a majority of the Sale Shares, upon written notice to the other parties upon a material breach of any representation, warranty, covenant or agreement of the Purchaser under this Agreement, and such breach shall not have been cured within ten (10) Business Days following receipt of written notice from such Selling Shareholders of such breach; provided, however, that such Selling Shareholder shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if such Selling Shareholder is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

(d) by the Purchaser, upon written notice to the other parties upon a material breach of any representation, warranty, covenant or agreement of any Selling Shareholder under this Agreement, and such breach shall not have been cured within ten (10) Business Days following receipt of written notice from the Purchaser of such breach; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if the Purchaser is then in material breach of any of its representations, warranties, covenants or other agreements hereunder.

10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall have no further force or effect provided that Section 11 and this Section 10.2 shall survive such termination and provided, further that such termination shall not relieve any party from liability for any willful and intentional breach of any of the representations, warranties, covenants or agreements applicable to such party that are set forth in this Agreement occurring prior to such termination.

11.	MISCELLANEOUS

11.1. Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of Hong Kong to the rights and duties of the parties hereunder.

11.2. Successors and Assigns; Third Party Beneficiaries; Joinder.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. After the Closing, this Agreement and the rights and obligations may be assigned by the Purchaser without the written consent of any other party to a parent corporation, a Subsidiary or any Affiliate of the Purchaser. This Agreement and the rights and obligations therein may not be assigned (i) after the Closing, by any other party without the written consent of the Purchaser, or (ii) prior to the Closing, by any other party without the written consent of the Purchaser and the Selling Shareholders holding a majority of the Sale Shares.

(b) Nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Company solely with respect to Section 6.4, the Released Parties, solely with respect to Section 7, and the Indemnified Persons, solely with respect to Section 9) any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.3. Entire Agreement. This Agreement, including the schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, and the other Transaction Documents constitute the entire understanding and agreement, as of the date hereof, between the parties with regard to the purchase and sale of the Sale Shares contemplated hereby.

11.4. Notices.

(a) Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule C hereto, upon receipt of confirmation of error-free transmission; (c) when sent by electronic mail at the email address set forth in Schedule C hereto, upon receipt by sender of confirmation of receipt from recipient, provided that such electronic mail shall be deemed to have been duly given to the relevant recipient on the date that the sender sends out such electronic mail to the recipient if such recipient has actually received the electronic mail but fails to deliver to the sender the confirmation of receipt; (d) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule C; or (e) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule C with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

(b) Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.4 by giving, the other party written notice of the new address in the manner set forth above.

11.5. Amendments. Any term of this Agreement may be amended with the written consent of the Company, the Purchaser, and the Selling Shareholders holding a majority of the Sale Shares (such amendment to be made on behalf of all Selling Shareholders and Management).

11.6. Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. A waiver in writing by the Selling Shareholders holding a majority of Sale Shares shall be effective against all Selling Shareholders and Management. All remedies, either under this Agreement, or by Law or otherwise afforded to any party hereto shall be cumulative and not alternative.

11.7. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iii) the masculine, feminine, and neuter genders will each be deemed to include the others; and (iv) the terms “include”, “including”, “are inclusive of”, and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

11.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any counterpart or other signature delivered by facsimile or means of electronic transmission (such as by electronic mail in “pdf” form) shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

11.9. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties hereto shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

11.10. Confidentiality and Non-Disclosure; Press Releases.

(a) Each party shall keep confidential, and shall cause its Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including their agents, employees, officers, and directors (collectively, the “Representatives”) to keep confidential, (a) the terms and conditions of this Agreement and the other Transaction Documents and any other agreements relating to the Sale Shares, except with the consent of such other party or parties thereto (the “Relevant Party”), and (b) any information concerning the organization, business, technology, safety records, investment, finance, transactions or affairs of a Relevant Party or any of its or its Affiliates’ directors, officers, employees or consultants (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement, collectively, the “Confidential Information”), except with the prior written consent of such Relevant Party; provided that a party may disclose Confidential Information (i) to the extent advised by legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, to the extent permissible under applicable Law, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection with this Agreement or the other Transaction Documents to which it is a party so long as each such Person to whom the Confidential Information is so disclosed agrees to keep such Confidential Information confidential, and (iv) in the case where Confidential Information was in the public domain at the time it was disclosed or has entered into the public domain through no fault of a party who received such Confidential Information.

(b) None of the parties and their respective Representatives shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated hereunder or under the other Transaction Documents or use the name of any other party or its Affiliates without obtaining in each instance the prior written consent of such other party, provided that after one of the parties has issued a press release or made any public announcement, another party to this Agreement or its Affiliate(s) may, without the consent required pursuant to this Section 11.10(b), issue a press release or make any public announcement, so long as the contents of such press release or announcement contain no information that is additional to or inconsistent with the information contained in the previous press release or announcement.

11.11. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

11.12. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof (the “Dispute”), shall be resolved through consultation between the parties thereto. Such consultation shall begin immediately after one party to the Dispute has delivered to the other party hereto a written request for such. If within thirty (30) days following the date on which such request for consultation is delivered the Dispute cannot be resolved, the Dispute shall be settled by arbitration.

(b) The arbitration shall be submitted to the International Chamber of Commerce and conducted in Hong Kong under the International Chamber of Commerce Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with the said rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language.

(c) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(d) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties hereto shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(e) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Regardless of the foregoing, each party hereto agrees that the other parties hereto shall have the right, in addition to any other rights it may have, to seek specific performance and/or injunctive relief from any court of competent jurisdiction pending the foregoing.

11.13. Expenses. Each party hereto shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and any other Transaction Documents and any certificate, instrument or other documents contemplated hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby. The Management and the Selling Shareholders covenant to the Purchaser that none of the Group Companies shall bear any costs or expenses in connection with the negotiation and execution of this Agreement and any other Transaction Documents and any certificate, instrument or other documents contemplated hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, except pursuant to Section 6.6.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

MANAGEMENT:

/s/ He, Xiaopeng

HE, XIAOPENG

/s/ Liang, Jie

LIANG, JIE

YU, YONGFU

/s/ Zhu, Shunyan

ZHU, SHUNYAN

/s/ Jiang, Weiran

JIANG, WEIRAN

/s/ Zheng Congwei

ZHENG CONGWEI

/s/ Lin, Yongsong

LIN, YONGSONG

/s/ Yang, Lihua

YANG, LIHUA

[Signature page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

MANAGEMENT:

HE, XIAOPENG

LIANG, JIE

/s/ Yu, Yongfu

YU, YONGFU

ZHU, SHUNYAN

JIANG, WEIRAN

ZHENG CONGWEI

LIN, YONGSONG

YANG, LIHUA

[Signature page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

FOCUS MOBILE HOLDINGS LIMITED

By:	/s/ YU, Yongfu

Name:
Title:

9Y HOLDINGS LIMITED

By:	/s/ YU, Yongfu

Name:
Title:

BINGHE AGE GROUP CORPORATION

By:

Name:
Title:

CELIA SAFE INC.

By:

Name:
Title

3F INVESTMENT GROUP INC.

By	/s/ YU, Yongfu

Name:
Title:

[Signature page to Share Purchase Agreement]

SELLING SHAREHOLDERS:

FOCUS MOBILE HOLDINGS LIMITED

By:

	Name:	YU, Yongfu
	Title:	Director

9Y HOLDINGS LIMITED

By:

	Name:	YU, Yongfu
	Title:	Director

BINGHE AGE GROUP CORPORATION

By:	/s/ HE, Xiaopeng

	Name:	HE, Xiaopeng
	Title:	Director

CELIA SAFE INC.

By:	/s/ LIANG, Jie

	Name:	LIANG, Jie
	Title:	Director

3F INVESTMENT GROUP INC.

By

	Name:	YU, Yongfu
	Title:	Director

CLOUD VISION INVESTMENTS LIMITED

By:	/s/ SHEN, Huashan

	Name:	SHEN, Huashan
	Title:	Director

[Signature page to Share Purchase Agreement]

PURCHASER:

ALI UC INVESTMENT HOLDING LIMITED

By:	/s/ Timothy A. Steinert

	Name:	Timothy A. Steinert
	Title:	Authorized Signatory

[Signature Pages to Share Purchase Agreement]

LIST OF SCHEDULES

Schedule A	Selling Shareholders
Schedule B	Disclosure Schedule
Schedule C	Notices
Schedule D	Key Officers
Schedule E	Control Documents
Schedule F	List of Employees

LIST OF EXHIBITS

Exhibit A	Instrument of Transfer
Exhibit B	698 Application Certification
Exhibit C	Form of AGHL Restricted Shares Agreement